                                                                     EXHIBIT 4.7

                          SECURITIES PURCHASE AGREEMENT


      THIS SECURITIES PURCHASE AGREEMENT is made as of the 9th day of March, 2000 (the "Effective Date"), by and between Geron Corporation, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California, U.S.A. 94025 (the "Company"), and Eve M. Patton, an individual residing at Penthouse 28A, Harston Tower, 109 Repulse Bay Road, Hong Kong, China (the "Investor").

                                    RECITALS

      WHEREAS, the Company is a reporting company under the Securities and Exchange Act of 1934, as amended; and

      WHEREAS, the Investor has agreed to purchase, and the Company has agreed to sell, in a private placement transaction, certain shares of the Company's common stock, par value $ 0.001 per share (the "Common Stock") and certain warrants, in the form attached hereto as EXHIBIT B (the "Warrants") to purchase additional shares of Common Stock (the "Warrant Shares") (the Warrant Shares, the Common Stock and the Warrants referred to in aggregate as the "Securities"), on the terms set forth in this Agreement.

      NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                                   ARTICLE I.

             PURCHASE AND SALE OF THE COMMON STOCK AND THE WARRANTS.

1.1   Sale and Issuance of Common Stock and Warrants.

      Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase from the
      Company:

      (A)   At the Closing (as defined below):

            (i) Common Stock: (a) 253,658 shares of Common Stock at a purchase price of $10.25 per share, and (b) 127,197 shares of Common Stock at a purchase price of $50.32 per share, for an aggregate total of 380,855 shares of Common Stock; and

            (ii) Warrants: Warrants to purchase (a) 100,000 Warrant Shares at an exercise price of $12.50 per Warrant Share, and (b) 200,000 Warrant Shares at an exercise price of $67.09 per Warrant Share.



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

      (B) Such Common Stock and Warrants are summarized on EXHIBIT A hereto, which Exhibit is hereby incorporated by reference as though set forth in its entirety herein.

1.2   Consideration.

      In consideration of the sale and issuance of the Common Stock and Warrants as set forth above, Investor shall pay the Company the sum of nine million United States dollars (U.S. $9,000,000) (the "Consideration") no later than March 9, 2000, or such other date as may be mutually agreed in writing, by wire transfer to a bank account designated by the Company.

1.3   The Closing.

      The closing of the purchase and sale of the Common Stock and Warrants shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 220, Palo Alto, CA 93401 at 9:00 A.M. on March 9, 2000 (the "Closing"). At the Closing and subject to payment by Investor of the Consideration, the Company shall deliver to the Investor
      (i) a certificate representing 380,855 shares of Common Stock and (ii) Warrants to purchase 100,000 Warrant Shares at an exercise price of $12.50 per Warrant Share and 200,000 Warrant Shares at an exercise price of $67.09 per Warrant Share, against delivery to the Company by the Investor of a wire transfer in the amount of U.S. $9,000,000 payable to the Company's order.

1.4   No Registration of Shares.

      Investor acknowledges that (i) the shares of Common Stock and the Warrant Shares will be issued to Investor without registration under the Securities Act of 1933, as amended (the "Securities Act"), in a private placement that is exempt from the registration provisions of the Securities Act and in reliance on Rule 501 promulgated thereunder by the United States Securities and Exchange Commission (the "SEC") and (ii) the availability of such exemption and the applicability of exemption and Rule 501 depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations set forth in Article II, and the Investor hereby consents to such reliance.

                                   ARTICLE II.

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR.

2.1   The Investor hereby represents, warrants and covenants that:

      (a) Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by such Investor and constitutes the Investor's valid and legally



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

            binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights of creditors, and except to the extent that the availability of any equitable remedy is subject to the discretion of a court.

      (b) Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor's representations to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Securities will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the shares of Common Stock or the Warrants.

      (c) Disclosure of Information. The Investor hereby acknowledges that the Investor has obtained a copy of (i) the Company's annual report on Form 10-K for the year ended December 31, 1998 (the "Annual Report") and (ii) the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999 (the "September 10-Q"). Investor also acknowledges that the Investor has had an opportunity to ask questions and receive answers from the Company regarding the Company's business and the terms and conditions of the sale and issuance of the Common Stock and the Warrants.

      (d) Investment Experience. The Investor represents and warrants that the Investor can bear the economic risk of the investment hereunder and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of the investment in the Common Stock and the Warrants. The Investor is and will continue at all times to be an "accredited investor" as defined in Rule 501 under the Securities Act.

      (e) Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal or foreign governmental authority on the part of the Investor is required in connection with the valid execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

      (f) No Public Solicitation. The offering, issuance and sale of the Common Stock and the Warrants of the Company to the Investor was and is made solely in connection with negotiations between the parties and not as part of any public solicitation.

      (g) Transfer and Use Restrictions. If the Investor should decide to dispose of the Common Stock, the Warrants or the Warrant Shares held by the Investor, the



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

            Investor understands and agrees that it may do so only (i) to the Company, (ii) pursuant to an available exemption from the registration requirements of the Securities Act, or (iii) pursuant to Rule 144 under the Securities Act. In connection with any transfer of any Common Stock, Warrant, or Warrant Shares pursuant to clause (ii) of the preceding sentence, the Investor shall provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the Investor and acceptable to the Company, the form and substance of which opinion shall be customary for opinions of counsel in comparable transactions, to the effect that such transfer does not require registration of such transferred securities under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register any transfer by the Investor to (i) Noel Thomas Patton, (ii) the immediate family members (i.e. parents, siblings or children, thereof) of the Investor or Noel Thomas Patton, or (iii) entities controlled by the Investor or Noel Thomas Patton or their immediate family members, provided that the transferee certifies to the Company that it is an "accredited investor" as defined in Rule 501 under the Securities Act and agrees to be bound by the terms of this Agreement. Such transferee shall have the rights and obligations of the Investor under this Agreement. Investor acknowledges and agrees that neither the Common Stock nor the Warrants shall be used in connection with any hedging, derivative or other trading strategy, whether by Investor or any third party. Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account; provided, however, that upon execution of any such pledge, the pledgee shall be subject to the restrictions on transfer of the Securities contained in this Agreement. Any transfer of the Securities in contravention of this Section 2.1(g) shall be null and void.

      (h) Restrictive Legend. The Investor agrees to the imprinting, so long as is required by this Agreement, of the following legend on the Common Stock, the Warrants and the Warrant Shares:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

            Neither the Common Stock, the Warrants, nor the Warrant Shares shall contain the legend set forth above if (i) in the written opinion of counsel to the Company such legend is not required under applicable requirements of the



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

            Securities Act, (ii) the Registered Holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act and such security is sold pursuant to Rule 144, or (iii) such Common Stock, Warrants or Warrant Shares may be sold pursuant to Rule 144 (k) under the Securities Act. The Company agrees that it will provide the Investor, upon request, with a certificate or certificates representing Common Stock, Warrants or Warrant Shares, free from such legend at such time as such legend is no longer required hereunder. Investor agrees to sell all Common Stock, Warrants and Warrant Shares, including those from which the legend set forth in this section has been removed, in compliance with all applicable prospectus delivery requirements under the Securities Act pursuant to Rule 144 under the Securities Act or pursuant to another available exemption under the Securities Act.

      (i) Stop Transfer Instruction. The Company may make notations on its records or give instructions to any transfer agent with regard to the restrictions on transfer set forth in Section 2.1(g) and Section 2.1(h) hereof; provided, however, the Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions on transfer set forth in Section 2.1(g) and Section 2.1(h).

                                  ARTICLE III.

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

3.1 Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it and each of its subsidiaries has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) it and each of its subsidiaries is qualified and is in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on its business or properties. "Material Adverse Effect" means any material adverse effect on (i) the business, operations, assets or financial condition of the Company and its subsidiaries, if any, taken as a whole, or (ii) the authority or the ability of the Company to perform its obligations under this Agreement or the Warrants.

3.2 Authorization. The Company has requisite power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights of creditors, and except to the extent that the availability of any equitable remedy is subject to the discretion of the court.

3.3 Validity of Shares. The shares of Common Stock to be delivered to the Investor pursuant to this Agreement, when issued in accordance with the terms and provisions of this Agreement, will be validly authorized, validly issued, fully paid and nonassessable.

3.4 SEC Documents. The Company has filed or obtained an extension with respect to all required reports, schedules, forms, statements and other documents with the SEC since December 1, 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents.

3.5 Capital Structure. The authorized capital stock of the Company consists of 35,000,000 shares of common stock, $.001 par value, and 3,000,000 shares of preferred stock, $.001 par value. At the close of business on March 1, 2000 (i) 18,523,503 shares of Common Stock were issued and outstanding;
      (ii) no shares of Common Stock were held in treasury; (iii) 6,501,713 shares of Common Stock were reserved for issuance upon the conversion of outstanding debentures, or exercise of warrants or options; and (iv) no shares of preferred stock were outstanding.

3.6 Non-Contravention. To the Company's knowledge, neither the execution and delivery of this Agreement nor the consummation or performance of the sale of Common Stock or Warrants hereby will (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (a) any provision of the certificate of incorporation or other organizational documents of the Company, or (b) any resolution adopted by the Board of Directors or the stockholders of the Company; or (ii) contravene, conflict with, or result in a violation or breach of any material provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to terminate, any material agreement of the Company filed as an exhibit(s) in the SEC Documents.

3.7 No Adverse Change. Since September 30, 1999, except as disclosed to the Investor in writing or as disclosed in the SEC Documents, there has not been:

      (a) any change in the assets, properties, liabilities, financial condition, operating results, or business of the Company from that reflected in the September 10-Q, except changes in the ordinary course of business which have not, in the aggregate, had a Material Adverse Effect; or

      (b) any incurrence of any other liabilities which, individually or in the aggregate, would have a Material Adverse Effect.

3.8 Litigation. Except as set forth in the SEC Documents, there is no action, proceeding or investigation pending, to the Company's knowledge, that if determined adversely to the Company, would have, individually or in the



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

      aggregate, a Material Adverse Effect. To the Company's knowledge, there is no judgment, decree or order of any court, or governmental or regulatory authority in effect against the Company. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company presently intends to initiate.

3.9 Intellectual Property Rights. Except as described in the SEC Documents or as otherwise disclosed in writing to Investor and its counsel: (a) to the Company's knowledge, the Company has not received any communications from any third party alleging that the Company has violated or would violate the IP Rights (as defined below) of that third party by conducting its business as now conducted, except where such violation would not have a Material Adverse Effect on the Company; and (b) other than its publicly disclosed agreements, the Company has not granted any options, licenses or other rights to others with respect to the commercial use in any country of its IP Rights in the field of the Skin Project; as defined below. "IP Rights" means all material patents, trademarks and applications therefor, service marks, trade names, copyrights, trade secrets, know how and license or option rights from third parties to any of the foregoing.

3.10 Board of Directors. The Board of Directors (the "Board") of the Company shall consider the election of Noel Thomas Patton to the Board within three (3) years of the Effective Date. However, if at the end of the three
      (3) year period, upon a determination by the Board that Mr. Patton's election to the Board would not materially enhance the Company's business success, this undertaking will terminate. During such period that Mr. Patton is not a Director, he shall be entitled to review minutes of Board meetings, and all presentations made to the Board pertaining to Skin Projects. Further, the Company will provide, orally, a comprehensive summary of presentations and issues discussed by the Board as well as other information that management deems useful in order for Mr. Patton to understand general strategic issues and the overall business of the Company. Mr. Patton will adhere to the Company's Insider Trading Policies and pre-clear any trading activity in the Company's Common Stock with the Chief Compliance Officer. The provisions of this Section 3.10 and Article V are conditioned upon retention by the Investor of all Common Stock and Warrants issued hereunder for a period of two (2) years after the Effective Date; after which period the provisions of this Section 3.10 and
      Article V shall be conditioned upon retention by the Investor of aggregate holdings of at least 300,000 shares of the Common Stock at all times.

                                   ARTICLE IV.

                             CONDITIONS OF CLOSING.

4.1 Conditions Precedent to the Obligation of the Investor to Purchase the Common Stock and Warrants. The obligations of the Investor under Sections
      1.1 and 1.2 of this Agreement to acquire and pay for the Common Stock and Warrants are subject to the fulfillment by the Company on or before the Closing (or the waiver by Investor with prior written notice to the Company) of the following conditions:

      (i) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct on and as of the Closing; and

      (ii) Delivery of Common Stock and Warrants. The Company shall have issued instructions to the Company's Transfer Agent to deliver a certificate representing the Common Stock and the Warrants being purchased by the Investor pursuant to this Agreement.

4.2 Conditions Precedent to the Obligation of the Company to Sell and Deliver the Common Stock and Warrants. The obligations of the Company under
      Section 1.1 of this Agreement to sell and deliver the Common Stock and Warrants are subject to the fulfillment by the Investor on or before the Closing (or the waiver by Investor with prior written notice to the Company) of the following conditions:

      (i) Representations and Warranties. The representations and warranties of the Investor contained in Article II shall be true and correct on and as of the Closing; and

      (ii) Payment for Common Stock and Warrants. The Investor shall have issued instructions to transfer $9,000,000 by wire transfer to the Company's bank account(s) as per the Company's instructions.

                                    ARTICLE V

                                 SKIN PROJECTS.

5.1 The funds provided by the sale of the Common Stock and Warrants are intended to be used to finance research and development by the Company of products for human medical, cosmetic and/or cosmeceutical applications for treating skin disorders, including diseases, burns, wounds, ulcers, wrinkles, sun damage, or other age related conditions, incorporating any of the Company's telomerase, stem cell, nuclear transfer, or other present or future technologies (the "Skin Project").

5.2 Not less than 80% of the net proceeds to the Company will be utilized to finance the Skin Project.

5.3 Steering Committee. The Skin Project will be directed by a Steering Committee comprised of five individuals, with three being appointed and replaced by the Company and the remaining two being appointed and replaced by the Investor. This Committee will give consideration to the potential of developing over-the-counter skin products in addition to prescription drugs.



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

                                   ARTICLE VI

                                 MISCELLANEOUS.

6.1 Survival of Warranties. The representations and warranties of the Investor and the Company contained in or made pursuant to this Agreement shall be effective as of the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of either party; provided, that such representations and warranties shall speak only as of the date of this Agreement and of the Closing, as applicable, and thereafter shall be of no further force and effect.

6.2 Benefit of Agreement; Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of the Common Stock and the Warrants). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as otherwise expressly provided in this Agreement.

6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal or courier delivery to the party to be notified, or upon ten (10) days after deposit with the United States Post Office, postage prepaid and addressed to the party to be notified at the address indicated for such party on the first page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party.

6.7 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and all other transactions contemplated hereby.



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

6.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible or exchanged), each future holder of all such securities permitted under Section 2.1(g) hereof, and the Company.

6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.10 Entire Agreement. This Agreement and the Warrants constitute the entire agreement between the parties regarding the sale of Common Stock and Warrants to the Investor and shall supercede any written or oral discussions, agreements, or arrangements, express or implied, including any term sheets, by or among the parties and their affiliates, including Giant Lion Trading, Ltd. Neither party shall be liable or bound to the other in any manner with regard to such sale by any warranties, representations, or covenants except as specifically set forth herein.


                            [Signature Page Follows]



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

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          GERON CORPORATION

                                          By:  /s/ DAVID L. GREENWOOD
                                             ----------------------------------
                                               David L. Greenwood
                                               Chief Financial Officer

                                          By:  /s/ EVE M. PATTON
                                             ----------------------------------
                                               Eve M. Patton

                                    EXHIBIT A

                     EVE M. PATTON COMMON STOCK AND WARRANTS

                                                               # of shares
                                                               -----------
Common Stock:  2.6 M/$10.25            =                         253,658
               6.4 M/($55.90625 x .90) = $50.315625              127,197
                                                                 -------
               Total stock:                                      380,855
               (Blended price/share:  $23.63017)

Warrants:      100,000 @ $12.50/share                            100,000
               200,000 @ ($55.90625 x 1.2) = $67.09/share        200,000
                                                                 -------
               Total Warrants:                                   300,000
                                                                 -------
Total Issued and Converted Shares:                               680,855
                                                                 =======

                                    EXHIBIT B

                                 FORM OF WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

Warrant No.: ____________________         Number of Shares: _______________

Date of Issuance:


                                GERON CORPORATION

                         COMMON STOCK WARRANT AGREEMENT


Geron Corporation (the "Company"), for value received, hereby certifies that Eve
M. Patton or her registered assigns (in accordance with Section 3 below) (the "Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 6 below), up to [ ] shares of Common Stock of the Company, as adjusted from time to time pursuant to the terms of this Common Stock Warrant Agreement ("Warrant"), at a purchase price of [ ] per share. The shares purchasable upon exercise of this Warrant are hereinafter referred to as the "Warrant Stock." The exercise price per share of Warrant Stock is hereinafter referred to as the "Purchase Price."

      1.    EXERCISE.

            (a) MANNER OF EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part, provided that in no event shall partial exercise be for less than 20,000 Warrant Shares, by surrendering this Warrant, with the purchase form appended hereto as EXHIBIT A duly executed by such Registered Holder or by such Registered Holder's duly authorized attorney-in-fact, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full by cash, check or wire transfer of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.

            (b) EFFECTIVE TIME OF EXERCISE. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company, with payment of the applicable Purchase Price, as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

            (c) DELIVERY TO REGISTERED HOLDER. As soon as practicable after the exercise of this Warrant, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled.

      2.    CERTAIN ADJUSTMENTS.

            (a) MERGERS AND CONSOLIDATIONS. If at any time there shall be a merger or consolidation of the Company with another corporation, then, as a part of such merger or consolidation, lawful provision shall be made so that the Registered Holder shall thereafter be entitled to receive upon exercise of this Warrant during the period specified in this Warrant and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Company or the successor corporation resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled under the provisions of the agreement in such merger or consolidation if this Warrant had been exercised immediately before that merger or consolidation. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Registered Holder after the merger or consolidation to the end that the provisions of this Warrant (including adjustment of the Purchase Price then in effect and the number of shares of Warrant Stock) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

            (b) SPLITS, SUBDIVISIONS AND DIVIDENDS. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Purchase Price shall be appropriately decreased and the number of shares of Warrant Stock shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares.

            (c) COMBINATION OF SHARES. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the per share Purchase Price shall be appropriately increased and the number of shares of Warrant Stock shall be appropriately decreased in proportion to such decrease in outstanding shares.

            (d) ADJUSTMENT CERTIFICATE. When any adjustment is required to be made in the securities issuable upon exercise of this Warrant, the Company shall mail to the Registered Holder a certificate setting forth a statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 2.

      3.    TRANSFER RESTRICTIONS; REPRESENTATIONS.

            (a) The Registered Holder acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of an opinion of counsel, reasonably satisfactory to the Company, that registration and qualification are not required. Subject to the foregoing, the Company hereby consents to transfer by the Registered Holder to (i) Noel Thomas Patton, (ii) the immediate family members (i.e. parents, siblings or children, thereof) of the Registered Holder or Noel Thomas Patton, or (iii) entities controlled by the Registered Holder or Noel Thomas Patton or their immediate family members, provided that the transferee certifies to the Company that it is an "accredited investor" as defined in Rule 501 under the Securities Act and agrees to be bound by the terms of this Warrant. It is understood and agreed that this provision does not apply to, or limit the sale, pledge, distribution, offers for sale, transfer or other disposition of Warrant Stock after any exercise thereof pursuant to Section 1 hereof.

            (b) The Registered Holder hereby further represents and warrants to the Company with respect to the issuance of the Warrant and the purchase of the Warrant Stock as follows:

                  (i) PURCHASE ENTIRELY FOR OWN ACCOUNT. This Warrant is issued to the Registered Holder in reliance upon such Registered Holder's representation to the Company, which by such Registered Holder's execution of this Warrant such Registered Holder hereby confirms, that the Warrant and the Warrant Stock will be acquired for investment for such Registered Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

                  (ii) KNOWLEDGE AND EXPERIENCE; ABILITY TO BEAR ECONOMIC RISKS. The Registered Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Warrant and such party is able to bear the economic risk of its investment in the Company (including a complete loss of its investment). The Registered Holder is and will continue to be an "accredited investor" as defined by Rule 501 of the Securities Act.

                  (iii) RESALE. The Registered Holder understands that the Warrant being issued hereunder and the Warrant Stock to be purchased hereunder are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain circumstances. In this regard, the Registered Holder represents that she is familiar with Rule 144 under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

                  (iv) LEGENDS. The Registered Holder acknowledges that all stock certificates representing shares of stock issued to the Registered Holder upon exercise of this Warrant may, if such Warrant Stock is not registered under the Securities Act, have affixed thereto a legend substantially in the following form:

                        (x) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO SUCH SECURITIES ACT."

                        (y) Any legend required by the laws of any state in which the securities will be issued.

      (c) Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable in whole or in part upon surrender of the Warrant with a properly executed assignment (in the form of EXHIBIT B hereto) at the principal office of the Company, provided that in no event shall such transfer be for less than 20,000 Warrant Shares.

      (d) The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change such Registered Holder's address as shown on the warrant register by written notice to the Company requesting such change.

      (f) The Company hereby represents and warrants to the Registered Holder as follows:

            (i) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

            (ii) The Company has requisite corporate right, power and authority (including the due authorization by all necessary corporate action) to enter into this Warrant and to perform its obligations hereunder without the need for the consent of any other person; and this Warrant has been duly authorized, executed and delivered and constitutes legal, valid and binding obligations of the Company enforceable against it in accordance with the terms hereof. The execution, delivery and performance of this Warrant by the Company do not contravene or violate any laws, rules or regulations applicable to it.

            (iii) The Company has taken such corporate action as is necessary or appropriate to enable it to perform its obligations hereunder, including, but not limited to, the issuance, sale and delivery of the Warrant.

            (iv) The Warrant Stock, when issued and paid for in compliance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable.

      4. NO IMPAIRMENT. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to fulfill its obligations hereunder.

      5. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the tenth anniversary of the Date of Issuance (the "Expiration Date").

      6.    NOTICES OF CERTAIN TRANSACTIONS. In the event that:

            (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

            (b) the Company shall effect any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

            (c) the Company voluntarily or involuntarily dissolves, liquidates or winds-up its business or affairs,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is expected to take place, and the record date for determining shareholders entitled to vote thereon. Such notice shall be mailed at least ten
(10) calendar days prior to the record date or effective date for the event specified in such notice.

      7. RESERVATION OF STOCK. The Company shall at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock or other stock or securities, as from time to time shall be issuable upon the exercise of this Warrant.

      8. EXCHANGE OF WARRANTS. Upon the surrender by the Registered Holder of any Warrant, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3(a) hereof, issue and deliver to permitted individuals under Section 2.1(g) of that certain Securities Purchase Agreement, dated as of even date herewith, by and between the Company and the Registered Holder, at the Company's expense, a new warrant in a form substantially similar to this Warrant, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered.

      9. REPLACEMENT OF WARRANTS. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, upon delivery of an indemnity agreement, with surety if reasonably required, in an amount reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new warrant in a form substantially similar to this Warrant.

      10. MAILING OF NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS) or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice.

      11. NO RIGHTS AS STOCKHOLDER. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business or affairs of the Company).

      12. AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

      13. HEADINGS. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

      14. SUCCESSORS AND ASSIGNS. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Registered Holder and their respective permitted successors and assigns (in the case of the Registered Holder, in accordance with Section 3(a) hereof).

      16. GOVERNING LAW. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law thereof.



GERON CORPORATION                         REGISTERED HOLDER


By:  /s/ DAVID L. GREENWOOD               Signature:  /s/ EVE M PATTON
   ----------------------------------               ---------------------------
Name: David L. Greenwood                  Name: Eve M. Patton
Title: Chief Financial Officer            Address: Penthouse 28A,
Address: Geron Corporation                Harston Tower
         230 Constitution Drive           109 Repulse Bay Road
         Menlo Park, CA 94025             Hong Kong, China


Facsimile: (650) 473-8654                 Facsimile: (011) 852-2813-1899
                                                         (Hong Kong)
Dated:                                    Dated:  March 9th, 2000

                                    EXHIBIT A

                                  PURCHASE FORM


To:   GERON CORPORATION

Date: ___________________

      The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase shares of the Common Stock covered by such Warrant and herewith makes payment of $___________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

      The undersigned hereby affirms and acknowledges the investment representations and warranties made in the Warrant are true and correct as of the date hereof, and accepts such shares subject to the restrictions of the Warrant, copies of which are available from the Secretary of the Company.


Signature: __________________________

Name:

Title:

Address:

                                    EXHIBIT B

                                 ASSIGNMENT FORM


FOR VALUE RECEIVED, __________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

NAME OF ASSIGNEE                       ADDRESS                   No. OF SHARES
----------------                       -------                   -------------




Signature: _______________________________


Witness: _________________________________


Dated: _____________________